Exhibit 99.1
Skilled Healthcare Group Reports Second Quarter 2007 Results
Foothill Ranch, Calif.—August 7, 2007—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its unaudited consolidated financial operating results for the three and six month periods ended June 30, 2007.
Consolidated Results of Operations for the Second Quarter of 2007
For the second quarter of 2007, Skilled Healthcare reported revenues of $151.1 million, an increase of 15.2 percent from the comparable 2006 period. Approximately $6.8 million, or 5.2 percentage points of the increase in revenues, resulted from healthcare facilities acquired or developed after March 31, 2006. Revenues in the second quarter of 2007 from Skilled Healthcare’s long-term care services segment, comprising skilled nursing and assisted living facilities, were $131.9 million, an increase of 13.4 percent from the second quarter of 2006. Revenues in the second quarter of 2007 from Skilled Healthcare’s ancillary services segment, comprising rehabilitation therapy and hospice services, were $19.1 million, an increase of 29.2 percent from the second quarter of 2006.
Skilled Healthcare also reported adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA, in the second quarter of 2007 of $25.0 million, an increase of 14.7 percent over the second quarter of 2006. Adjusted EBITDA reflects the non-GAAP adjustments to net income that are reflected in the financial tables of this press release. Skilled Healthcare’s skilled mix increased to 24.7 percent in the second quarter of 2007 from 23.7 percent in second quarter of 2006. Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the company’s skilled nursing facilities divided by the total number of patient days at the company’s skilled nursing facilities for any given period.
Net loss in the second quarter of 2007 was $1.6 million before accretion on preferred stock, or $0.07 diluted loss per share, compared to net income of $3.7 million, or $0.32 diluted earnings per share, in the second quarter of 2006. The net diluted loss per share of $0.07 takes into account the effect of the conversion of Skilled Healthcare’s preferred stock to common stock during the second quarter of 2007 in connection with the completion of its initial public offering.
Adjusted net income, which excludes the tax effected amount of approximately $11.9 million in interest expense charges, primarily associated with bonds redeemed by Skilled Healthcare in the second quarter of 2007 using proceeds from its initial public offering, was $5.8 million. Adjusted diluted earnings per share were $0.18 for the second quarter of 2007, giving effect to the conversion of the company’s preferred stock into common stock as though the conversion had occurred at the beginning of the second quarter of 2007. A reconciliation of adjusted net income to net income reported on a GAAP basis is included in the financial tables of this press release.
“We are pleased by the success of our initial public offering in May 2007” said Boyd Hendrickson, Chairman and Chief Executive Officer. “We are also pleased with our performance during the second quarter of 2007 as we demonstrated significant year-over-year growth. During the quarter we also increased our market presence in Missouri by acquiring three skilled nursing facilities with an aggregate of 426 beds and 24 independent living apartments.”

Skilled Healthcare Reports Second Quarter 2007 Results
August 7, 2007

Consolidated Results of Operations for the First Six Months of 2007
For the first six months of 2007, Skilled Healthcare reported revenues of $295.7 million, an increase of 15.4 percent compared to the first six months of 2006. Approximately $12.2 million, or 4.8 percentage points of the increase in revenues resulted from healthcare facilities acquired or developed after December 31, 2005. Revenues in the first six months of 2007 from Skilled Healthcare’s long-term care services segment were $257.9 million, an increase of 13.1 percent from the first six months of 2006. Revenues from Skilled Healthcare’s ancillary services segment were $37.6 million, an increase of 33.1 percent from the first six months of 2006.
Adjusted EBITDA for the first six months of 2007 was $48.7 million, an increase of 13.4 percent from the first six months of 2006. Skilled Healthcare’s skilled mix increased to 25.0 percent in the first six months of 2007 from 24.0 percent in the first six months of 2006.
Net income in the first six months of 2007 was $3.1 million, or $0.17 basic earnings per share, compared to net income of $7.8 million in the first six months of 2006, or $0.67 basic earnings per share. Adjusted net income for the first six months of 2007, which excludes the tax adjusted effect of the interest expense charges discussed above, was $10.6 million. Adjusted diluted earnings per share of $0.35 for the first six months of 2007, giving effect to the conversion of the company’s preferred stock into common stock as though the conversion had occurred at the beginning of 2007.
Mr. Hendrickson concluded, “We are committed to creating sustainable stockholder value through a balance of organic earnings growth and by capitalizing on compelling acquisition opportunities. For example, in the first quarter of 2007, we opened a 41 unit assisted living facility in the Kansas City, Kansas metropolitan area. We also recently announced that we have entered into definitive agreements to acquire the assets and operations of ten skilled nursing facilities in the state of New Mexico.”
Outlook
Skilled Healthcare provides the following forward-looking financial guidance for the full year 2007, before giving effect to the previously disclosed New Mexico acquisitions:
•	Revenues between $607 million and $612 million.

•	Adjusted EBITDA between $100 million and $103 million.

•	Adjusted net income per diluted share between $0.74 and $0.78.
Adjusted EBITDA and adjusted net income per diluted share guidance excludes the non-GAAP adjustments that are reflected in the financial tables of this press release.
Conference Call
A conference call and webcast will be held today, Tuesday, August 7, 2007, at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) to discuss Skilled Healthcare’s consolidated financial results for the second quarter of 2007 and its outlook for the future.
To participate in the call, interested parties may dial (800) 573-4842 and reference pass code 80358025. Alternatively, interested parties may access the call in listen-only mode via the company’s Web site, www.skilledhealthcaregroup.com. A replay of the conference call will be available via the company’s Web site or by dialing (888) 286-8010 and referencing pass code 32776045.

Skilled Healthcare Reports Second Quarter 2007 Results
August 7, 2007

About Skilled Healthcare Group
Skilled Healthcare Group, Inc. subsidiaries operate skilled nursing facilities and a rehabilitation therapy business, which focus on creating a culture that attracts and retains an innovative, caring and ethical team that provides high-quality care to patients, and has a strong reputation for treating patients who require a high level of skilled nursing care and extensive rehabilitation therapy. References made in this release to Skilled Healthcare, the “company”, “we”, “us” and “our”, refer to Skilled Healthcare Group, Inc and each of its subsidiaries. More information about Skilled Healthcare Group is available at its Web site — www.skilledhealthcaregroup.com.
Forward-Looking Statements
This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the statements made by Mr. Hendrickson, the outlook for Skilled Healthcare’s financial performance and future actions of Skilled Healthcare Group, Inc. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare Group. may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare Group, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare Group disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.
Contact:
Jeff Elliott
Halliburton Investor Relations
(972) 458-8000
-Tables follow-

Skilled Healthcare Reports Second Quarter 2007 Results
August 7, 2007

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue	$151,091	$131,171	$295,746	$256,357
Expenses:
Cost of services (exclusive of rent cost of sales and depreciation and amortization shown below)	113,494	98,430	220,707	190,741
Rent cost of sales	2,527	2,302	5,221	4,753
General and administrative	10,403	9,298	21,900	18,864
Depreciation and amortization	4,239	3,573	8,200	7,247

	130,663	113,603	256,028	221,605

Other income (expenses):
Interest expense	(11,926)	(11,612)	(24,018)	(22,839)
Premium on redemption of debt and write-off of related deferred financing costs	(11,648)	—	(11,648)	—
Interest income and other	684	242	1,011	628
Equity in earnings of joint venture	353	511	893	892
Change in fair value of interest rate hedge	—	77	(33)	56

Total other income (expenses), net	(22,537)	(10,782)	(33,795)	(21,263)

(Loss) income before (benefit) provision for income taxes	(2,109)	6,786	5,923	13,489
(Benefit) provision for income taxes	(556)	3,071	2,822	5,672

Net (loss) income	(1,553)	3,715	3,101	7,817
Accretion on preferred stock	(2,583)	(4,540)	(7,354)	(8,941)

Net loss attributable to common stockholders	$(4,136)	$(825)	$(4,253)	$(1,124)

Net loss per share data:
Net loss per common share, basic	$(0.18)	$(0.07)	$(0.24)	$(0.10)
Net loss per common share, diluted	$(0.18)	$(0.07)	$(0.24)	$(0.10)
Weighted average common shares outstanding, basic	23,436,598	11,634,129	17,729,314	11,626,271
Weighted average common shares outstanding, diluted	23,436,598	11,634,129	17,729,314	11,626,271

Skilled Healthcare Reports Second Quarter 2007 Results
August 7, 2007

Skilled Healthcare Group, Inc.
Balance Sheet and Cash Flow Data
(In thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$2,333	$2,821
Other current assets	121,141	111,813
Property and equipment, net	267,456	230,904
Other assets	493,862	493,157

Total assets	$884,792	$838,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$68,486	$91,829
Current portion of long-term debt and capital leases	2,957	3,177
Other long-term liabilities	46,947	37,163
Long-term debt and capital leases, less current portion	405,591	465,878
Stockholders’ equity	360,811	240,648

Total liabilities and stockholders’ equity	$884,792	$838,695

	Six Months Ended
	June 30,
	2007	2006
Cash Flow Data:
Net cash provided by operating activities	7,743	20,225
Net cash used in investing activities	(54,375)	(46,366)
Net cash provided by (used in) financing activities	46,144	(1,395)

Skilled Healthcare Reports Second Quarter 2007 Results
August 7, 2007

Skilled Healthcare Group, Inc.
Key Performance Indicators
(Unaudited)
The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	7,867	7,442	7,867	7,442
Available patient days	716,443	661,377	1,387,033	1,288,4466
Actual patient days	600,286	566,530	1,175,243	1,111,593
Occupancy percentage	83.8%	85.7%	84.7%	86.3%
Skilled mix	24.7%	23.7%	25.0%	24.0%
Percentage of Medicare days in the upper nine RUG categories(1)	39.3%	30.8%	38.4%	30.5%
Average daily number of patients	6,597	6,226	6,493	6,141
EBITDA(4) (in thousands)	$13,372	$21,729	$37,130	$42,947
Adjusted EBITDA (in thousands)	$25,020	$21,806	$48,745	$43,003
Revenue per patient day (skilled nursing facilities)
Medicare	$488	$451	$484	$446
Managed care	352	351	352	347
Medicaid	129	122	127	122
Private and other	153	144	152	143
Weighted average for all	$213	$199	$213	$198
Revenue from:
Medicare	37.1%	36.5%	37.6%	36.7%
Managed care	8.4	8.0	8.3	8.0
Private pay	24.2	24.0	24.2	23.7

Quality mix	69.7	68.5	70.1	68.4
Medicaid	30.3	31.5	29.9	31.6

Total	100%	100%	100%	100%

Skilled Healthcare Reports Second Quarter 2007 Results
August 7, 2007

Skilled Healthcare Group, Inc.
Key Performance Indicators (continued)
(Unaudited)

	As of June 30,		As of December 31,
	2007	2006	2006	2005	2004
Facilities:
Skilled nursing facilities (at end of period):
Owned	47	42	43	39	33
Leased	17	18	18	17	17

Total skilled nursing facilities	64	60	61	56	50

Total licensed beds	7,986	7,442	7,648	6,937	6,580
Assisted living facilities (at end of period):
Owned	11	10	10	10	2
Leased	2	2	2	2	3

Total assisted living facilities	13	12	12	12	5

Total licensed beds	931	807	794	822	700
Total facilities (at end of period)	77	72	73	68	55
Percentage owned facilities (at end of period)	75.3%	72.2%	72.6%	72.1%	63.6%

(1)	As of January 1, 2006, the resource utilization group, or RUG, categories were expanded from 44 to 53. This measures the percentage of Skilled Healthcare Group’s Medicare days that were generated by patients for whom it is reimbursed under one of the nine highest paying RUG categories.

(2)	EBITDA is a supplemental measures of Skilled Healthcare Group’s performance that are not required by, or presented in accordance with, GAAP. EBITDA is defined as net income before depreciation, amortization and interest expenses (net of interest income and other) and the provision for (benefit from) income taxes.

Skilled Healthcare Reports Second Quarter 2007 Results
August 7, 2007

Skilled Healthcare Group, Inc.
Bond Redemption Pro-forma
(In thousands, except per share data)
(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2007	June 30, 2007
GAAP net income	$(1,553)	$3,101
Adjustments for bond redemption costs:
Interest expense	273	616
Premium on redemption of debt and related write-off of deferred financing costs	11,648	11,648
Provision for income tax expense	(4,599)	(4,763)

Adjusted net income	$5,769	$10,602

GAAP weighted average common shares outstanding, diluted	23,437	17,729
Assuming conversion of preferred shares to common B shares at December 31, 2006	8,401	12,144
Dilutive impact of restricted stock and stock options	657	663

Adjusted weighted-average common shares outstanding, diluted	32,495	30,536

Adjusted net income per share, diluted	$0.18	$0.35

Skilled Healthcare Reports Second Quarter 2007 Results
August 7, 2007

Skilled Healthcare Group, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net (loss) income	$(1,553)	$3,715	$3,101	$7,817
Interest expense, net of interest income and other	11,242	11,370	23,007	22,211
(Benefit) provision for income taxes	(556)	3,071	2,822	5,672
Depreciation and amortization expense	4,239	3,573	8,200	7,247

EBITDA	13,372	21,729	37,130	42,947
Change in fair value of interest rate hedge	—	77	(33)	56
Write-off of deferred financing costs related to redemption of debt	3,948	—	3,948	—
Premium on redemption of debt	7,700	—	7,700	—

Adjusted EBITDA	$25,020	$21,806	$48,745	$43,003

     We believe that the presentation of EBITDA and Adjusted EBITDA provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA and Adjusted EBITDA provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA and Adjusted EBITDA are two of the primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA and Adjusted EBITDA to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.
     Management uses both EBITDA and Adjusted EBITDA to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services, segment and a facility by facility level. We typically use Adjusted EBITDA for these purposes at the administrative services level (because the adjustments to EBITDA are not generally allocable to any individual business unit) and we typically use EBITDA to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments: long term care services, which includes the operation of our skilled nursing and assisted living facilities; and ancillary services, which includes our rehabilitation therapy and hospice businesses. EBITDA and Adjusted EBITDA are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to our underlying business. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying business between periods by eliminating certain items required by GAAP which have little or no significance in our day-to-day operations.
     We also make capital allocations to each of our facilities based on expected EBITDA returns and establish compensation programs and bonuses for our executive management and facility level employees that are based upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Skilled Healthcare Reports Second Quarter 2007 Results
August 7, 2007

     We also use Adjusted EBITDA to determine compliance with our debt covenants and assess our ability to borrow additional funds to finance or expand our operations. The credit agreement governing our first lien term loan uses a measure substantially similar to Adjusted EBITDA as the basis for determining compliance with our financial covenants, specifically our minimum interest coverage ratio and our maximum total leverage ratio, and for determining the interest rate of our first lien term loan. The indenture governing our 11% senior subordinated notes also uses a substantially similar measurement for determining the amount of additional debt we may incur. For example, both our credit facility and the indenture for our 11% senior subordinated notes include adjustments for (i) gain or losses on the sale of assets, (ii) the write-off of deferred financing costs of redeemed debt; (iii) reorganization expenses; and (iv) fees and expenses related to the Transactions. Our non-compliance with these financial covenants could lead to acceleration of amounts under our credit facility. In addition, if we cannot satisfy certain financial covenants under the indenture for our 11% senior subordinated notes, we cannot engage in specified activities, such as incurring additional indebtedness or making certain payments. We are currently in compliance with our debt covenants.
     Despite the importance of these measures in analyzing our underlying business, maintaining our financial requirements, designing incentive compensation and for our goal setting both on an aggregate and facility level basis, EBITDA and Adjusted EBITDA are non-GAAP financial measures that have no standardized meaning defined by GAAP. Therefore, our EBITDA and Adjusted EBITDA measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	they do not reflect any income tax payments we may be required to make;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•	they do not reflect the impact on net income of charges resulting from certain matters we consider not to be indicative of our on-going operations; and

•	other companies in our industry may calculate these measures differently than we do, which may limit their usefulness as comparative measures.
     We compensate for these limitations by using them only to supplement both net income on a basis prepared in conformance with GAAP in order to provide a more complete understanding of the factors and trends affecting our business. We strongly encourage investors to consider net income (loss) determined under GAAP as compared to EBITDA and Adjusted EBITDA, and to perform their own analysis, as appropriate.

Skilled Healthcare Reports Second Quarter 2007 Results
August 7, 2007

Skilled Healthcare Group, Inc.
Reconciliation of Outlook Net Income to EBITDA and Adjusted EBITDA
and Net Income per Diluted Share to Adjusted Net Income per Diluted Share
(in millions, except per share data)
(Unaudited)
Reconciliation of Outlook Net Income to EBITDA and Adjusted EBITDA:

	Outlook
	Low	High
GAAP net income guidance (1)	$17.7	$19.5
Interest expense, net of interest income and other	41.3	41.3
Provision for income taxes	12.5	13.7
Depreciation and amortization expense	16.9	16.9

EBITDA	88.4	91.4
Write-off of deferred financing costs related to redemption of debt	3.9	3.9
Premium on redemption of debt	7.7	7.7

Adjusted EBITDA	$100.0	$103.0

Reconciliation of Outlook Net Income per Diluted Share to Adjusted Net Income per Diluted Share:

	Outlook
	Low	High
GAAP net income guidance (1)	$17.7	$19.5
Interest expense	0.6	0.6

Premium on redemption of debt and related write-off of deferred financing costs	11.6	11.6
Provision for income tax expense	(4.8)	(4.8)

Adjusted net income	$25.1	$26.9

Weighted average common shares outstanding, diluted guidance	27.7	27.7

Assuming conversion of preferred shares to common B shares at December 31, 2006	6.0	6.0

Adjusted weighted average common shares outstanding, diluted guidance	33.7	33.7

Adjusted net income per share, diluted	$0.74	$0.78

(1) excludes effect of potential New Mexico acquisition for which Skilled Healthcare Group has executed definitive purchase agreements